Brian F. Faulkner
A Professional Law Corporation
3900 Birch Street, Suite 113
Newport Beach, California 92660
(949) 975-0544


January 24, 2001


U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  World Am Communications, Inc. - Form S-8

Dear Sir/Madame:

I have acted as counsel to World Am Communications, Inc., a Florida corporation ("Company"), in connection with its Registration Statement on Form S-8 relating to the registration of six million (6,000,000) shares of its common stock ("Shares"), $0.001 par value per Share, which are issuable pursuant to the Company's Employee Stock Incentive Plan, and the registration of twenty-four million (24,000,000) Shares which are issuable pursuant to the Company's Non-Employee Directors and Consultants Retainer Stock Plan. I hereby consent to all references to my firm included in this Registration Statement, including the opinion of legality.

Sincerely,


/s/  Brian F. Faulkner
Brian F. Faulkner